Exhibit 99.9

April 7, 2020

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the inclusion of our opinion letter, dated January 13, 2020, to the Board of Directors of Mudrick Capital Acquisition Corporation (“MUDS”) as Annex M to the joint proxy statement/prospectus, which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of MUDS (the “Registration Statement”), related to the proposed transaction (as defined in the Registration Statement), and references to our firm and our opinion, including the quotation or summarization of such opinion, in such joint proxy statement/prospectus. The foregoing consent applies only to Amendment No. 1 to the Registration Statement being filed with the Securities and Exchange Commission today and not to any other amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

Duff & Phelps, LLC 55 East 52nd Street Floor 31 New York, NY 10055	T +1 212 871 2000	www.duffandphelps.com